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                                  EXHIBIT 8(a)

                   OPINION OF DAVIS& KUELTHAU, S.C. REGARDING
                       CERTAIN FEDERAL INCOME TAX MATTERS

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                                      2002



Merchants and Manufacturers Bancorporation, Inc.
14100 West National Avenue
New Berlin, WI  53151

         RE: Agreement and Plan of Merger by and among Merchants and Manufacturers Bancorporation, Inc., Merchants Merger Corp., and Fortress Bancshares, Inc.

Gentlemen:

     You have requested our opinion with respect to certain federal income tax consequences in connection with the Agreement and Plan of Merger ("Merger") by and among Merchants and Manufacturers Bancorporation, Inc. ("Merchants"), a Wisconsin corporation, Merchants Merger Corp. ("Merger Corp."), a Wisconsin corporation, and Fortress Bancshares, Inc. ("Fortress"), an Iowa corporation. Under the merger, Fortress will merge with and into Merger Corp. a wholly owned subsidiary of Merchants. As a result of the merger, Merger Corp. shall continue as the surviving corporation and Fortress shall cease to exist as a separate corporate entity. The shareholders of Fortress will become shareholders of Merchants receiving an aggregate amount of cash equal to 45% of the aggregate consideration under the Merger and an aggregate amount of Merchants' common stock having a fair market value equal to the remaining 55% of the consideration received pursuant to the Merger.

     In rendering our opinion, we have relied upon (1) certain factual matters set forth in the Agreement and Plan of Merger, dated May 31, 2002, and (2) the written representations and covenants of Merchants and Fortress which are attached hereto. However, we have not otherwise undertaken to verify independently any other factual matters.

     Subject to the foregoing, it is our opinion for federal income tax purposes the results will be as follows:

     1. The merger of Fortress with and into Merger Corp. qualifies as a statutory merger under applicable state law, and the acquisition by Merger Corp. of substantially all of Fortress's assets in exchange for Merchants stock, and the assumption by Merger Corp. of Fortress's liabilities, plus the liabilities to which Fortress's assets may be subject will quality as a reorganization within the meaning of Secs. 368(a)(1)(A) and 368(a)(2)(D) of the Internal Revenue Code of 1986. "Substantially all" means at least 90% of the fair market value of the net assets and at least 70% of the fair market value of Fortress's gross assets. Merchants, Merger Corp., and Fortress will each be "a party to a reorganization" within the meaning of sec. 368(b).



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Board of Directors
Page 2

     2. No gain or loss will be recognized by Merchants, Merger Corp., or Fortress as a result of the Merger.

     3. No gain or loss will be recognized by those Fortress shareholders who receive solely Merchants common stock in exchange for their Fortress common stock.

     4. The basis of Merchants common stock to be received by those Fortress shareholders who receive solely Merchants common stock will be the same as the basis of Fortress common stock surrendered in exchange thereafter.

     5. Gain, if any, will be realized by Fortress shareholders who receive both Merchants common stock and cash in exchange for their Fortress common stock. Gain will be recognized by each such shareholder, but not in excess of the amount of cash received. If the exchange has the effect of a dividend distribution then the amount of gain recognized that is not in excess of each such shareholder's ratable share of Fortress's undistributed earnings and profits will be treated as a dividend. The determination of whether the exchange has the effect of a dividend distribution will be made on a shareholder-by-shareholder basis, in accordance with the principles set forth in Clark v. Commissioner, S.Ct. 87-1168. No loss will be recognized on the exchange pursuant to Sec. 356(c).

     6. The basis of Merchants common stock to be received by those Fortress shareholders who receive cash will be the same as the basis of Fortress common stock surrendered in exchange therefore, decreased by the amount of cash received, increased by the amount of cash that is treated as a dividend (if any), and increased by the amount of gain recognized on the exchange (not including any portion of that gain that is treated as a dividend).

     7. The holding period of Merchants common stock to be received by Fortress shareholders will, in each instance, include the period during which Fortress common stock surrendered in exchange therefore was held, provided that Fortress common stock surrendered was held as a capital asset on the date of exchange.

     8. The payment of cash in lieu of fractional-share interests of Merchants common stock will be treated as if the fractional shares had been distributed as part of the exchange and were then redeemed by Merchants. These cash payments will be treated as having been received as distributions in full payment in exchange for the stock redeemed, as provided in sec. 302(a) of the Code.

     Our opinion is based on our interpretation of the currently applicable sections of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations, rulings of the Internal Revenue Service and existing court decisions any of which could be changed at any time. Any such changes may be retroactive and could modify the statements and opinions expressed herein. Similarly, any change in the facts and assumptions stated above or attached hereto, upon which this opinion is based, could modify our conclusions.



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Board of Directors
Page 3

     This opinion represents our best judgment as to the probable outcome of the tax issues discussed and is not binding on the Internal Revenue Service. However, no assurance can be given that such interpretations would be followed if they became the subject of judicial or administrative proceedings. Our opinion is limited to those federal tax issues specifically considered herein.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement relating to the Merger and to the use of our name under the captions "The Merger - Certain Material Federal Income Tax Consequences" and "Legal Matters" in the Proxy Statement/Prospectus contained in such Registration Statement. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                   Sincerely,

                                   Davis & Kuelthau, s.c.



Enclosures




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                                      2002


Davis & Kuelthau, s.c.                          Godfrey & Kahn, S.C.
111 East Kilbourn Avenue, Suite 1400            780 North Water Street
Milwaukee, WI  53202                            Milwaukee, WI  53202

         RE: Agreement and Plan of Reorganization by and among Merchants and Manufacturers Bancorporation, Inc., Merchants Merger Corp., and Fortress Bancshares, Inc.

Ladies and Gentlemen:

     In connection with the proposed merger (the "Merger") of Fortress Bancshares, Inc., an Iowa corporation ("Fortress") with and into Merchants Merger Corp., a Wisconsin corporation ("Merger Corp."), pursuant to the terms of the Agreement and Plan of Merger dated as of May 31, 2002 (the "Agreement") by and among Merchant's and Manufacturers Bancorporation, Inc., a Wisconsin corporation ("Merchants"), Merger Corp., and Fortress, as described in the Registration Statement on Form S-4 to be filed by Merchants with the Securities and Exchange Commission (the "Registration Statement"), you are required to issue a tax opinion for the benefit of Merchants and of the shareholders of Fortress respectively pursuant to the Agreement.

     In connection with such opinion, and recognizing that you will rely on this letter in rendering said opinion, the undersigned, a duly authorized officer of Merchants and acting as such, hereby certifies, that, to the best knowledge of the management of Merchants, the facts relating to the Merger as described in the proxy statement/prospectus included as part of the Registration Statement ("Prospectus"), including attachments thereto, are true, correct and complete in all material respects and hereby certifies, to the best knowledge of the management of Merchants, to the following as of the date hereof. Insofar as such certification pertains to any person (including Fortress or any of its subsidiaries) other than Merchants, such certification is only as to the knowledge of the undersigned without specific inquiry.

     1. The Merger will be consummated in compliance with the material terms of the Agreement and none of the material terms and conditions therein have been waived or modified and Merchants has no plan or intention to waive or modify further any such material condition.

     2. The ratio for the exchange of shares of stock of Fortress for common stock of Merchants in the Merger was negotiated through arm's length bargaining. Accordingly, the fair market value of the Merchants common stock and any cash to be received by Fortress stockholders in the Merger will be approximately equal to the fair market value of the Fortress stock surrendered by such stockholders in exchange therefor.



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     3. Neither Merchants nor any "related person" with respect to Merchants within the meaning of Treasury Regulation section 1.368-1(e)(3) ("Related Person"): (i) has purchased or will purchase any Fortress common stock with consideration other than Merchants common stock, or has furnished cash or other property directly or indirectly in connection with redemptions of Fortress common stock or distributions by Fortress to Fortress shareholders in connection with or in contemplation of the Merger, or (ii) except for cash paid pursuant to the Merger, has any plan or intention to purchase, redeem or otherwise reacquire any of the Merchants common stock issued in connection with the Merger.

     4. As a result of the Merger, Fortress will transfer to Merger Corp. at least ninety percent (90%) of the fair market value of the net assets and at least seventy percent (70%) of the fair market value of the gross assets of Fortress held by it immediately prior to the Merger. For this purpose, amounts used to pay dissenters or to pay reorganization expenses, and all redemptions and distributions (except for regular, normal dividends) made by Fortress immediately prior to the Merger will be considered as assets held by Fortress immediately prior to the Merger. The management of Merchants is not aware of Fortress having redeemed any of the Fortress stock, having made any distribution with respect to any of the Fortress stock, or having disposed of any of its assets in anticipation of or as a part of a plan for the acquisition of Fortress by Merger Corp..

     5. Prior to the Merger, Merchants will be in control of Merger Corp. within the meaning of Section 368(c) of the Code.

     6. Merchants has no plan or intention to cause Merger Corp. after the Merger to issue additional shares of the stock of Merger Corp. that would result in Merchants losing control of Merger Corp. within the meaning of Section 368(c) of the Code.

     7. Merchants has no plan or intention to reacquire any of its stock issued in the Merger.

     8. Merchants is the owner of all of the outstanding stock of Merger Corp.. Merchants has no plan or intention after the Merger to liquidate Merger Corp.; to merge Merger Corp. into another corporation; to make any extraordinary distribution in respect of its stock in Merger Corp.; to sell or otherwise dispose of the stock of Merger Corp. or to cause Merger Corp. to sell or otherwise dispose of any of the assets of Fortress acquired in the Merger, except for dispositions made in the ordinary course of business or transfers described in Section 368(a)(2)(C) of the Code.

     9. The assumption by Merger Corp. of the liabilities of Fortress pursuant to the Merger is for a bona fide business purpose and the principal purpose of such assumption is not the avoidance of federal income tax on the transfer of assets of Fortress to Merger Corp. pursuant to the Merger.

     10. The liabilities of Fortress assumed by Merger Corp. and the liabilities to which the transferred assets of Fortress are subject were incurred by Fortress in the ordinary course of its business. No liabilities of any person other than Fortress will be assumed by Merger Corp. or




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Merchants in the Merger, and none of the shares of Fortress to be surrendered in exchange for Merchants common stock in the Merger will be Merger subject to any liabilities.

     11. Immediately after the Merger, Merchants intends to cause members of Merchants' "qualified group" (as defined in Treasury Regulation section 1.368-1(d)(4)) to continue the historic business of Fortress or use a significant portion of the historic business assets of Fortress in a business.

     12. Merchants, Merger Corp. and Fortress will pay their respective expenses, if any, incurred in connection with the Merger. None of Merchants, Merger Corp. and Fortress will pay any of the expenses of the stockholders of Fortress incurred in connection with the Merger.

     13. There is no intercorporate indebtedness existing between Merchants and Fortress or between Merger Corp. and Fortress that was issued, acquired or will be settled at a discount.

     14. Merchants is not an investment company as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

     15. Fortress is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

     16. On the date of the Merger, the fair market value of the assets of Fortress will exceed the sum of its liabilities (including any liabilities to which its assets are subject).

     17. No stock of Merger Corp. will be issued in the Merger.

     18. None of the compensation received by any stockholder-employee of Fortress pursuant to any employment, consulting or similar arrangement is or will be separate consideration for, or allocable to, any of his shares of Fortress stock. None of the shares of common stock of Merchants received by any stockholder-employee of Fortress pursuant to the Merger are or will be separate consideration for, or allocable to, any such employment, consulting or similar arrangement. The compensation paid to any stockholder-employee of Fortress pursuant to any such employment, consulting or similar arrangement is or will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services.

     This letter is being furnished to you solely for your benefit and for use in rendering your opinion and is not to be used, circulated, quoted or otherwise referred to for any other purpose (other than inclusion in your opinion) without the express written consent of Merchants. All of the foregoing certifications are true to the best knowledge of the management of Merchants.

                                Very truly yours,

                                Merchants and Manufacturers Bancorporation, Inc.




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